Exhibit 10.14
EZCORP, Inc. Fiscal Year 2009 Incentive Compensation Program
PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND ARE BEING FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN A CONFIDENTIAL TREATMENT REQUEST UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE SYMBOL [***] IN THIS EXHIBIT INDICATES THAT INFORMATION HAS BEEN OMITTED.
FY 2009 Incentive
Compensation Program

FY 2009 Incentive Compensation Program
Policy
It is a policy of EZCORP, Inc. and its wholly owned affiliates (also referred to as “the Company”) to offer a total compensation package which is commensurate with the job assigned, competitive within the affiliated industry, and reflective of the value of each individual’s performance and overall contribution towards the short and long term success of the Company.
As a supplement to the base compensation paid and stock awards granted by EZCORP, the Company offers the FY2009 Incentive Compensation Program (the “Program”) to reward the accomplishment of corporate, business unit, and personal objectives for select key associates. This Program is designed to motivate selected associates to strive for excellence in both Company and specific personal objectives and provides incentive compensation awards for their achievement.
Objectives
The primary objectives of the EZCORP Incentive Compensation Program are:
1.	To provide an incentive for individuals to drive their performance to achieve strategic Company and personal objectives.

2.	To attract, retain and motivate top-quality associates who are able to add significant value to the Company’s performance.

3.	To provide incentive compensation opportunities which are competitive for the associate levels and the affiliated industry.
Eligibility for Participation
The Compensation Advisory Group (President/CEO, SVP Administration and the SVP & CFO) will select the positions that will participate in the Program. Participants are generally selected from positions that typically have incentive-based compensation components in the industry and from individuals who make meaningful and substantial contributions to the business. Participation in the Program will be determined prior to the beginning of the fiscal year. Eligible associates will usually be drawn from:
1.	Officers and Executives of the Company.

2.	Regional and Corporate Director Level Management

3.	Key Management individuals as determined by the Compensation Advisory Group and approved by the Board Compensation Committee.

Setting of Financial Measurements and Individual Objectives
Company Objective:
The President/CEO will recommend, and the Board of Directors will approve specific financial measures that, along with Individual Objectives, will be used to determine the incentive awards for the year.
Individual Objectives:
The Executive Committee will determine overall departmental objectives and assign some or all of those objectives as Individual Objectives to specific individual participants. Individual Objectives may be either business financial objectives, such as, operating income or strategic objectives that are related to specific projects, operational responsibilities or plan implementations.
Awards will be based on the level of attainment of both the Company Objectives and the Individual Objectives of each participant. However, the Board of Directors will set a minimum financial threshold that must be attained for any incentive compensation to be paid.
Company management will conduct periodic progress reviews with participants during the year in the monthly Key Performance Review (KPR) meetings to monitor progress and ensure on-going focus and alignment.
FY 2009 Company Objectives and Incentive Targets
Net Income will be used as the Company Objective to determine actual financial award payouts for FY2009. For purposes of this Program, “Net Income” is defined as the net income shown on the audited financial statements, adjusted for any special items, charges and credits, which the Board Compensation Committee, in its sole discretion, determines are unusual or infrequently occurring events or situations and also are not subject to the direct control of management.
The Company’s targeted Net Income goal for Incentive Compensation is [***]. The “minimum threshold” for any payout is reached at [***] and the “maximum payout” is achieved at [***] .
* The target Net Income for 2009 has been set using [***] million for the base business and [***] million for the Pawn Plus, Las Vegas acquisition for three quarters of the fiscal year.
The payout based upon financial participation for a participant can be read from the following matrix based on FY2009 “Net Income.”

Net Income	[***]	[***]	[***]

Bonus Payout	50%	100%	150%

FY 2009 Individual Objectives and Incentive Targets
1.	The Board Compensation Committee establishes all of the Incentive Compensation Plan objectives for the Chairman of the Board and the President/CEO. The Chairman of the Board and the President/CEO do not have Individual Objectives as defined by this Plan and will have their incentive award determined solely by the achievement of the overall Company’s Financial Objectives as approved by the Board Compensation Committee.

2.	The Executive Committee establishes Departmental Objectives for FY2009 for all other participants. Based upon those Departmental Objectives, participants are assigned Individual Objectives for the FY2009 Incentive Compensation Program. Except for the Company Objectives of the Chairman of the Board and the President/CEO, these Individual Objectives are subject to revisions based upon changing circumstances as deemed appropriate by the President/CEO throughout the year.

3.	The quality of the output of specific Individual Objectives is a substantial portion of the payout rating. To ensure consistency in the scoring of the performance in achieving Individual Objectives by individual participants, the following definitions and payout structure are provided:

* Achieved or exceeds the target goal	Payout 100%

* Slight miss of the target goal	Payout 50% to 75%

* Miss minimum target goal	Payout zero
4.	The Individual Objectives portion of the incentive award is maximized at 100% of the allocated percentage. For participants, other than the Chairman of the Board and the President/CEO, the Executive Committee will determine scores to be given.

5.	The relative weighting of Company and Individual Objectives will be determined based upon the individual position and the amount of control they have on the achievement of the Objectives. Therefore, individual participants will have different weighting between Company and Individual Objectives, as shown for key executives in Schedule “A”.
Calculation of Incentive Compensation Payout
The Company Objectives and the Individual Objectives will be scored based upon the actual results achieved for the Program year. Each participant’s actual payout will be determined using the formula below:

A.	% Company Objective Participation	___%	(A1)	(assigned, see personal documentation)

	Matrix Rating	___%	(A2)	(Company financial goal; percent achievement)

	(A1 x A2) =	___%	(A3)	(Company Objective Factor)

B.	% Individual Objectives Participation	___%	(B1)	(assigned, see personal documentation)

	Weighted Rating for Individual Objectives	___%	(B2)	(sum of all individual objective ratings divided by the number of assigned objectives)

	(B1 x B2) =	___%	(B3)	(Individual Objective Factor)

C.	Base Salary as of October 1, 2008	$___	(C1)

	Participation Factor	___%	(C2)	(Sum of A3 + B3)

	(C1 x C2) =	$___	(C3)	Incentive Payout
Calculation Example:
1.   Participant has a base salary = $60,000
2.   Participant has a Company Objective incentive potential of 5% of Base Salary
3.   Participant has a Individual Objective incentive potential of 10% of Base Salary
4.   The Company achieves Net Income resulting in a 150% financial payout
5.   Participant achieved 75% of overall weighting for Individual Objectives

A.	Company Obj. Potential	5%	(A1)	(assigned, see personal documentation)

	Company Matrix Rating	150%	(A2)

	(A1 x A2) =	7.50%	(A3)	(Company Factor)
B.	Individual Obj. Potential	10%	(B1)	(assigned, see personal documentation)

	Weighted Rating	75%	(B2)	(sum of all individual objective ratings divided by the number of assigned objectives)

	(B1 x B2) =	7.50%	(B3)	(Objective Factor)

C.	Base Salary as of 10/1/08	$60,000	(C1)
	Participation Factor (A3 + B3)	15.0%	(C2)	(Sum of Company Factor and Individual Factor)
	(C1 x C2) =	$9,000	(C3)	Incentive Payout

Incentive Program Funding
Funding for the Incentive Compensation Program will be based on the number of participants selected for the individual Program year and their individual level of participation. At the beginning of each fiscal year, a budget will be established based on participant information and on economic, operational and financial profitability. The full amount of the Program payouts will be included in the administrative expense of the Company prior to the determination of the Company’s final results for ICP purposes. Therefore, the funding of the ICP payouts is a part of the financial results of the Company for incentive calculations.
Administration of the Program
Amendments to or termination of the Program
While it is the intention of the Company to provide an incentive compensation plan annually, the Company, with the approval of the Compensation Committee, reserves the right to:
✓    Amend or modify the incentive plan in its entirety;
✓    Suspend or terminate the Program at any time.
Performance Measurement
1.	Except for the Chairman of the Board and the President/CEO (whose awards are determined by the Board Compensation Committee based upon their specific criteria), the Executive Committee, at its sole discretion, will score each Individual Objective and the individual performance of each ICP participant as it relates to that specific Individual Objective. Participants who share a common Individual Objective may be rated differently based upon their contribution to the achievement or lack of achievement of that specific objective.

2.	The fact that an associate is initially selected as eligible to participate in the ICP does not mean that he or she is entitled to or guaranteed receipt of an incentive compensation award.

3.	Actions taken by a participant in the Program to enhance his or her incentive pay at the expense of the long-term benefit of the Company will result in the participant being disqualified as a Program participant, at the sole discretion of the Company.

4.	Except for the Chairman of the Board and the President/CEO, if it can be determined by the Company, at its sole discretion, that a participant’s actions throughout the ICP year did not support or actually worked against their team’s ability to meet its objective, the participant will not receive any incentive compensation award even if all of the objectives are obtained. For the Chairman of the Board and the President/CEO, the Board Compensation Committee may make this determination and their decision will be final and binding.

5.	The Compensation Advisory Group reserves the right, in its sole discretion, to establish the measurement systems associated with this Program and to approve in advance, departmental and Individual Objectives.

6.	Any participant who receives an “UNSATISFACTORY” appraisal rating as determined by the Company or the Board Compensation Committee, in its sole discretion, for the incentive period will not be eligible for an incentive award for that period. Incentive awards for participants with a “MARGINAL” appraisal rating for the incentive period must be approved by the President/CEO in writing before being awarded.

No Implied Contract
The information presented in this Program shall not in any way be construed to constitute a binding employment or compensation contract between the Company and its associates, nor shall it in any way affect the “employment-at-will relationship” between associates and the Company.
Rules Concerning Awards Payments and Participation
1.	Participants must be employed with the Company at the time incentive payments are made to be eligible to receive an award

2.	Participants who voluntarily or involuntarily leave the service of the Company shall not be entitled to receive an award at the end of the Program year.

3.	Except for the Chairman of the Board, the President/CEO and all company officers, recommendations to include a new hire, change a participant’s incentive level or add a promoted associate into the Program at any time during the Program year must be approved by the President/CEO. This action is mandatory before informing any associate of their participation in the Program. Partial year participant awards, if any, will be prorated based upon full months of the associate’s inclusion into the Program and their achievement of Program year objectives.

4.	Associates hired after the second fiscal quarter (March 31, 2009) will not normally be eligible for participation until the following Program year. The President/CEO must approve any exceptions to the above in advance. Approval of such exception is mandatory before informing any associate of their participation in the Program.
Discretionary Awards
The President/CEO will have the authority to award “discretionary bonuses” at year-end. These awards will be granted to individuals based upon the associate’s contribution toward either the achievement of the Company’s strategic objectives or the FY2009 financial plan. Individual awards will not exceed [***]; aggregate of awards will not exceed [***] annually.
Effective Date of the Program:
This Program shall be in effect for the fiscal year 2009.

Approvals:

Date: September 29, 2008
Joe Rotunda
President & Chief Executive Officer

Date: September 29, 2008
Robert Kasenter
Sr. Vice President, Administration

Date: September 29, 2008
Connie Kondik
VP & General Counsel, Secretary to the Board
Confirming Compensation Committee Approval

Schedule A
FY 2009 ICP Participants List
[***]
2009 ICP Objectives
[***]